Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated February 11, 2008
Amends and Supersedes Pricing Supplement dated February 6, 2008
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.
The Bear Stearns Companies Inc.
$[●] Medium-Term Notes, Series B, Linked to the Standard and Poor’s 500® Index
Due February [n], 2009
•	The Notes are fully principal protected if held to maturity and are linked to the performance of the Standard and Poor’s 500® Index (the “Index”).
•	When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.
•
On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner:

•
if, at all times during the Observation Period, the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return;

•	however, if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
•	The Index Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.
•	The Participation Rate is [115-120]%.
•	The Upper Barrier is [n], 120.00% of the Initial Index Level.
•	The Lower Barrier is [n], 80.00% of the Initial Index Level.
•	The CUSIP number for the Notes is 0739282N2.
•	The Notes will not pay interest during their term.
•	The Notes will not be listed on any securities exchange or quotation system.
•
The Maturity Date for the Notes is expected to be February [●], 2009. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

•	The Observation Period will be each day which is an Index Business Day for the Index from and including the Pricing Date to and including the Final Valuation Date.
•	The scheduled Final Valuation Date for the Notes is February [●], 2009. The Final Valuation Date is subject to adjustment as described herein.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID, AND THEREFORE THE NOTES THEMSELVES ARE NOT, AND WOULD NOT BE, LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.
“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and have been, or will be, licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	[●]%	$[●]
Agent’s discount	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]

Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the level of the Index at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about February [●], 2008, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. Conduct Rules.
We may grant our affiliate Bear, Stearns & Co. Inc. a 13-day option from the date of this pricing supplement to purchase from us up to an additional $[●] of Notes at the public offering price to cover any over-allotments.
_______________

Bear, Stearns & Co. Inc.

February [●], 2008

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Linked to the Standard and Poor’s 500® Index, due February [●], 2009 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are fully principal protected if held to maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the $1,000 principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return; however, (b) if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. The Index Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

Selected Investment Considerations

•
Principal protection—Because the Notes are principal protected if held to maturity, in no event will you receive a Cash Settlement Value less than $1,000 per Note, if you hold your Notes to maturity. If, at any time during the Observation Period, the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, you will receive the principal amount of the Notes at maturity.

•
Potential positive Variable Return with positive or negative performance of the Index—The closer to the Upper Barrier or the Lower Barrier that the Final Index Level is at maturity (provided that the Closing Level was never observed at or above the Upper Barrier or at or below the Lower Barrier during the Observation Period), the greater the Cash Settlement Value you will receive under the Notes.

•	Diversification—Because the Index represents a broad spectrum of the United States equity market, the Notes may allow you to diversify an existing portfolio.

•
Taxes—We intend to treat each Note as a “short-term obligation” for federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, the Notes may be treated as “contingent payment debt instruments” for federal income tax purposes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations - Possible Treatment of the Notes as Contingent Payment Debt Instruments” below.

Selected Risk Considerations

•	Non-conventional return—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:	Standard & Poor’s 500® Index (ticker “SPX”), as published by S&P (the “Sponsor”).

Face amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $10,000 (ten Notes) and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[●]. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:	On the Maturity Date, you will receive the Cash Settlement Value which is an amount in cash equal to the $1,000 principal amount of each Note plus the Variable Return.

Variable Return:	An amount determined by the Calculation Agent and calculated in the following manner:

(a) if at all times during the Observation Period the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return,

(b) however, if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.

For purposes of determining the Variable Return:

“Index Return” means, with respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

“Upper Barrier” equals [●], 120.00% of the Initial Index Level.

“Lower Barrier” equals [●], 80.00% of the Initial Index Level.

“Closing Level” means, as of any date of determination during the Observation Period, the closing level of the Index as reported by the Sponsor and displayed on Bloomberg Page SPX <Index> <GO>.

“Observation Period” means each day which is an Index Business Day for the Index from and including the Pricing Date to and including the Final Valuation Date.

“Initial Index Level” equals [●], the Closing Level on the Pricing Date.

“Final Index Level” will be determined by the Calculation Agent and will equal the Closing Level on the Final Valuation Date.

Interest:	The Notes will not bear interest.

Participation Rate:	[115-120]%

Pricing Date:	February [●], 2008.

Final Valuation Date:
February [●], 2009; provided that (i) if such date is not an Index Business Day (as defined herein), then the Final Valuation Date will be the next succeeding day that is an Index Business Day and (ii) if a Market Disruption Event (as defined herein) exists on the Final Valuation Date, the Final Valuation Date will be the next Index Business Day on which a Market Disruption Event does not exist for the Index. If the Final Valuation Date is postponed for three consecutive Index Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Index Business Day, that third Index Business Day will be the Final Valuation Date.

Maturity Date:
The Notes are expected to mature on February [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Index Business Day:	Means, with respect to the Index, any day on which the Primary Exchange (as defined below) and each Related Exchange (as defined below) are scheduled to be open for trading.

Primary Exchange:	The primary exchange or market of trading of any security then included in the Index.

Related Exchange:	Each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

Business Day:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc. (“Bear Stearns”). See the section “Description of the Notes - Calculation Agent” herein.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $10,000 (ten Notes), the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on February [●], 2009. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes each with a principal amount of $1,000. You should refer to the section “Description of Notes” for a detailed description of the Notes prior to making an investment in the Notes.

What does “principal protected” mean?

“Principal protected” means that your principal investment in the Notes will not be at risk if you hold the Notes to maturity. If, at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, you will receive the principal amount of the Notes at maturity. You may receive less than the principal amount of the Notes if you sell your Notes prior to maturity.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return, (b) however, if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. The Index Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 13-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

What is the Index?

Unless otherwise stated, all information on the Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Index is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

As of February 5, 2008, the common stocks of 424 companies, or 84.80% of the market capitalization of the Index, were traded on the New York Stock Exchange (“NYSE”); the common stocks of 76 companies, or 15.20% of the market capitalization of the Index, were traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). As of that date, none of the common stocks included in the Index were companies traded on the American Stock Exchange (“AMEX”).

For more information, see the section “Description of the Index.”

How has the Index performed historically?

We have provided tables and graphs depicting the monthly performance of the Index from January 1999 through January 2008. You can find these tables and graphs in the section “Description of the Index - Historical Data on the Index.” We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of the manner in which the Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Index is not an indication of the future performance of the Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer generally to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear, Stearns & Co. Inc.?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns will also be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of an underlying equity index, they may be appropriate for investors with specific investment horizons who seek to participate in the Index Return at maturity. In particular, the Notes may be an attractive investment for investors who:

•	want potential exposure to up or down price movements of the stocks underlying the Index;

•	believe the Closing Level will not be observed at or above the Upper Barrier or at or below the Lower Barrier at any time during the Observation Period;

•	do not want to place their principal at risk and are willing to hold the Notes until maturity; and

•	are willing to forgo current income in the form of interest payments on the Notes or dividend payments on the stocks underlying the Index.

The Notes may not be a suitable investment for investors who:

•	believe the Closing Level will be observed at or above the Upper Barrier or at or below the Lower Barrier at any time during the Observation Period;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market; or

•	are unable or unwilling to hold the Notes until maturity.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat each Note as a “short-term obligation” for federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, the Notes may be treated as “contingent payment debt instruments” for federal income tax purposes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations - Possible Treatment of the Notes as Contingent Payment Debt Instruments” below.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Index. However, your ability to participate in the performance of the Index is limited. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

Your Notes are principal protected only if you hold the Notes until maturity.

If you sell your Notes prior to maturity, you may receive less than your initial investment in the Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note, if any, equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and in the stocks underlying the Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Index and the stocks that underlie the Index and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

Your yield will not reflect dividends on the underlying stocks that comprise the Index.

The Index does not reflect the payment of dividends on the stocks underlying it. Therefore, the yield based on the Index to the maturity of the Notes will not produce the same yield as if you had purchased such underlying stocks and held them for a similar period.  You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

The amount you receive at maturity may not be greater than your initial investment in the Notes.

If at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, the Variable Return on the Notes will be equal to zero and you will only receive the $1,000 principal amount of the Notes for each Note you hold to maturity.

Your ability to participate in the performance of the Index is limited.

Your ability to participate in the performance of the Index Return over the term of the Notes is limited to the range between the Upper Barrier and the Lower Barrier. In no event will the Variable Return equal or exceed $[230.00 - 240.00] per Note (with a corresponding Cash Settlement Value of $[1,230.00-1,240.00] per Note) because if the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. See “Description of the Notes—Illustrative Examples” herein.

If the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, the market value of the Notes will decrease.

If the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, the market value of the Notes may decline below the $1,000 principal amount of the Notes and will no longer be linked to the Closing Level. If you try to sell your Notes on the secondary market prior to maturity in these circumstances, you may receive less than your initial investment in the Notes.

Tax Consequences.

We intend to treat each Note as a “short-term obligation” for federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, the Notes may be treated as “contingent payment debt instruments” for federal income tax purposes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations – Possible Treatment of the Notes as Contingent Payment Debt Instruments” below.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Closing Level will fluctuate in accordance with changes in the financial condition of the companies issuing the common stocks comprising the Index, the prices of the underlying common stocks comprising the Index generally and other factors. The financial condition of the companies issuing the common stocks comprising the Index may become impaired or the general condition of the equity market may deteriorate, or the financial condition of the companies issuing the common stocks comprising the Index may strengthen or the general condition of the equity market may strengthen, either of which may cause the Closing Level at any time during the Observation Period to be observed at or above the Upper Barrier or at or below the Lower Barrier and thus cause a decrease in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying common stocks comprising the Index change. Investor perceptions regarding the companies issuing the common stocks comprising the Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Closing Level is expected to fluctuate until the Maturity Date.

The historical performance of the Index is not an indication of the future performance of the Index.

The historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying common stocks comprising the Index will determine the Closing Level, it is impossible to predict whether the Closing Level will fall or rise. Trading prices of the underlying common stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the levels of the underlying common stocks in a specific market segment or the level of a particular underlying stock.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Index, whether the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, changes in U.S. interest rates, the supply of and demand for the Notes, the time remaining until maturity and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Closing Level is less than, equal to or not sufficiently above or below the Initial Index Level or if the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier. If you decide to sell your Notes when the Closing Level at all times during the Observation Period has been observed below the Upper Barrier and above the Lower Barrier, you may nonetheless receive substantially less than the amount that would be payable at maturity based on those circumstances because of expectations that the Closing Level will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the common stocks in the Index may also affect the Closing Level and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Closing Level at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, which could negatively affect the trading value of Notes. The effect of the volatility of the Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes is expected to increase. Interest rates may also affect the economy and, in turn, the Closing Level, which would affect the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A2 by Moody’s Investor Service, Inc. and A by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Closing Level, it is uncertain whether an improvement in our credit ratings, financial condition or results of operations will have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the Closing Level during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, affecting the trading value of the Notes.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Index. In general, because the Index does not incorporate the value of dividend payments, higher dividend yields is expected to reduce the value of the Notes and, conversely, lower dividend yields is expected to increase the value of the Notes.

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Events involving the companies issuing the common stocks comprising the Index. General economic conditions and earnings results of the companies whose stocks comprise the Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the stocks included in the Index may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as the Closing Level being below the Upper Barrier and above the Lower Barrier.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Index.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, for their proprietary accounts, and for other accounts under their management, engage in transactions involving the stocks underlying the Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts on the Index and on stocks included in the Index, futures contracts on the Index or options on these futures contracts. These transactions may influence the value of such stocks, and therefore the Closing Level. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Index. The policies of the Sponsor concerning the calculation of the Index will affect the Closing Level and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of the Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If this occurs, the Calculation Agent will determine the value of the Notes. As a result, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if the Sponsor discontinues or suspends calculation of the Index at any time prior to the Maturity Date and a Successor Index (as defined herein) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable at maturity by reference to a group of stocks and a computation methodology that the Calculation Agent determines will (as closely as reasonably possible) replicate the Index. The Closing Level is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See the sections “Description of the Notes - Discontinuance of the Index” and “Description of the Index.”

The Sponsor may change the companies underlying the Index in a way that adversely affects the Closing Level and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could adversely change the Closing Level, the Final Index Level and the value of the Notes. You should realize that changes in the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by any of the other companies whose stocks are included in the Index.

Our common stock is a component of the Index. However, we are not affiliated with any of the other companies whose stock underlies the Index. Actions by any company whose stock is part of the Index may have an adverse effect on the price of its stock, the Closing Level, the Final Index Level, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with any of the companies included in the Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any company included in the Index. You should make your own investigation into the Index and the companies underlying the Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Index, the Closing Level, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Index or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the Closing Level in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the Closing Level, including the Final Index Level, and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Index, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the Closing Level, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Index or the companies issuing the common stock included in the Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of common stocks included in the Index and, therefore, the Closing Level, the Final Index Level and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event has occurred or is continuing, the determination of the Final Index Level and, therefore, the Index Return by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[●]. The Notes are expected to mature on February [●], 2009 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $10,000 (ten Notes); provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 13-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Reference Indices at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the $1,000 principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return; however, (b) if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.

“Index Return” means, with respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

“Upper Barrier” equals [●], 120.00% of the Initial Index Level.

“Lower Barrier” equals [●], 80.00% of the Initial Index Level.

“Closing Level” means, as of any date of determination during the Observation Period, the closing level of the Index as reported by the Sponsor and displayed on Bloomberg Page SPX <Index> <Go>.

“Observation Period” means each day which is an Index Business Day for the Index from and including the Pricing Date to and including the Final Valuation Date.

The “Initial Index Level” equals [●], the Closing Level on the Pricing Date.

The “Final Index Level” will be determined by the Calculation Agent and will equal the Closing Level on the Final Valuation Date.

The “Participation Rate” equals [115-120]%.

The “Pricing Date” will be February [●], 2008.

The “Final Valuation Date” will be February [●], 2009; provided that (i) if such date is not an Index Business Day (as defined herein), then the Final Valuation Date will be the next succeeding day that is an Index Business Day and (ii) if a Market Disruption Event (as defined herein) exists on the Final Valuation Date, the Final Valuation Date will be the next Index Business Day on which a Market Disruption Event does not exist for the Index. If the Final Valuation Date is postponed for three consecutive Index Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Index Business Day, that third Index Business Day will be the Final Valuation Date.

The “Maturity Date” is expected to be February [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

“Index Business Day” means, with respect to the Index, any day on which the Primary Exchange (as defined below) and each Related Exchange (as defined below) are scheduled to be open for trading.

“Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Index or the future value of the Notes.

Because the Closing Level may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Closing Level during the term of the Notes or whether, at any time during the Observation Period, the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes.

You can review the historical levels of the Index in the section of this pricing supplement called “Description of the Index.” The historical performance of the Index included in this pricing supplement should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the Final Index Level will be greater than or less than the Initial Index Level or whether, at any time during the Observation Period, the Closing Level will be observed at or above the Upper Barrier or at or below the Lower Barrier during the term of the Notes.

The table and corresponding examples below demonstrate the hypothetical Cash Settlement Value of a Note and are based on the following assumptions:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 1,400.00.

•	The Lower Barrier is 1,120.00 (representing 80.00% of the Initial Index Level).

•	The Upper Barrier is 1,680.00 (representing 120.00% of the Initial Index Level).

•	The Participation Rate is 117.00%.

•	All returns are based on a 12-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Highest Closing Level during term of Note	1,652.00	1,820.00	1,652.00	1,652.00	2,100.00	1,610.00
Upper Barrier Breached	No	Yes	No	No	Yes	No
Lowest Closing Level during term of Note	1,127.00	1,127.00	1,190.00	980.00	910.00	1,148.00
Lower Barrier Breached	No	No	No	Yes	Yes	No
Final Index Level	1,134.00	1,134.00	1,638.00	1,652.00	2,100.00	1,437.33
Index Return	-19.00%	-19.00%	17.00%	18.00%	50.00%	2.67%
Variable Return	$222.30	$0.00	$198.90	$0.00	$0.00	$31.24
Cash Settlement Value per Note	$1,222.30	$1,000.00	$1,198.90	$1,000.00	$1,000.00	$1,031.24

Example 1:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 19.00%.

Index Return = Absolute Value (-19.00%)

Index Return = 19.00%

Therefore, the Cash Settlement Value would equal $1,222.30, or the $1,000.00 principal amount of the Notes plus the Variable Return of $222.30; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 19.00%

Variable Return = $222.30

In this example, although the Final Index Level is lower than the Initial Index Level, your return on investment will still be positive (in this case, 22.23%), because (1) the Index Return measures the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, and (2) at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

Example 2:

In this example, the Closing Level at some time during the Observation Period is observed above the Upper Barrier. Although the Final Index Level in this Example 2 is equal to the Final Index Level in Example 1, and therefore the Index Return for this Example 2 would also equal the Index Return in Example 1, because the Closing Level at some time during the Observation Period was observed above the Upper Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because at some time during the Observation Period the Closing Level was observed above the Upper Barrier.

Example 3:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 17.00%.

Index Return = Absolute Value (17.00%)

Index Return = 17.00%

Therefore, the Cash Settlement Value would equal $1,198.90, or the $1,000.00 principal amount of the Notes plus the Variable Return of $198.90; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 17.00%

Variable Return = $198.90

In this example, your return on investment will be positive (in this case, 19.89%), because at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

Example 4:

In this example, the Closing Level at some time during the Observation Period is observed below the Lower Barrier. Although the Final Index Level is greater than the Initial Index Level, because the Closing Level at some time during the Observation Period was observed below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period the Closing Level was observed below the Lower Barrier.

Example 5:

In this example, the Closing Level at some time during the Observation Period is observed above the Upper Barrier and the Closing Level, at another time during the Observation Period, is observed below the Lower Barrier. Although the Final Index Level is greater than the Initial Index Level, because the Closing Level, at some time during the Observation Period, was observed above the Upper Barrier and the Closing Level and, at another time during the Observation Period, was observed below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period, the Closing Level was observed above the Upper Barrier and, at another time during the Observation Period, the Closing Level was observed below the Lower Barrier.

Example 6:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 2.67%.

Index Return = Absolute Value (2.67%)

Index Return = 2.67%

Therefore, the Cash Settlement Value would equal $1,031.24, or the $1,000.00 principal amount of the Notes plus the Variable Return of $31.24; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 2.67%

Variable Return = $31.24

In this example, your return on investment will be positive (in this case, 3.12%), because at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

Discontinuance of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and the Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to as a “Successor Index”), then the Closing Levels for the Index will be determined by reference to the level of the Successor Index on the Relevant Exchanges or markets for the Successor Index on the date and time of determination for which the level for such Successor Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing at any time during the Observation Period and the Calculation Agent determines that no Successor Index is available at such time, then the Calculation Agent will determine the level to be used for the Closing Level as of or after such time. The Closing Level to be used as of or after such time will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, failure or modification but using only those securities that comprised the Index immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the Closing Level or such Successor Index had such changes or modifications not been made, then, for purposes of determining the Closing Levels or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Final Valuation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the Closing Level.

Market Disruption Events

If there is a Market Disruption Event with respect to the Index on the Final Valuation Date, the Final Index Level of the Index will be determined on the first succeeding Index Business Day on which there is no Market Disruption Event with respect to the Index. In no event, however, will the Final Valuation Date be a date that is postponed by more than three Index Business Days following the original date that, but for the Market Disruption Event, would have been the Final Valuation Date. In that case, the third Index Business Day will be deemed to be the Final Valuation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Closing Level on that third Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the price of each security underlying the Index as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed but for such suspension or limitation) as of that third Index Business Day. For the avoidance of doubt, if no Market Disruption Event exists with respect to the Index, the Final Index Level shall be determined on the scheduled Final Valuation Date. In the event of a Market Disruption Event on the Final Valuation Date, the Maturity Date will be three Business Days following the Final Valuation Date.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchanges or Related Exchanges or otherwise, (A) relating to any security underlying the Index or (B) in futures or options contracts relating to the Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for or relating to any security underlying the Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange;

(c) the closure on any Index Business Day of any Primary Exchange relating to any security underlying the Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Index Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Index Business Day for such Primary Exchange or Related Exchange; or

(d) any Index Business Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session.

For purposes of the above definition:

(a) a limitation on the hours in a trading day or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, the Financial Industry Regulatory Authority, Inc. or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest or premium on principal to holders of the Notes would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its composition, from publicly available sources. That information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 5, 2008, 424 companies, or 84.8% of the constituents in the SPX, trade on the New York Stock Exchange (the “NYSE”) and 76 companies, or 15.2% of the constituents in the SPX, trade on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of February 5, 2008, indicated in parentheses: Industrials (56), Utilities (31), Telecommunication Services (9), Materials (28), Information Technology (71), Energy (36), Consumer Staples (39), Consumer Discretionary (87), Health Care (51) and Financials (92). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each Reference Index stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all Reference Index stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all Reference Index stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a Reference Index stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular Reference Index stocks in the SPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all Reference Index stocks, after taking account of the new market price per share of the particular Reference Index stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all Reference Index stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index Reference Index’s market value.

License Agreement with Standard and Poor’s

The Company has entered or expects to enter into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing index levels of the SPX for each month in the period from January 1999 through January 2008. The SPX’s closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Index Level during the term of the Notes.

The Closing Level of the SPX on February 4, 2008 was 1,380.82.

Month End Closing Index Levels: January 1999 -January 2008

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24	1,378.55
February	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82	--
March	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86	--
April	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37	--
May	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62	--
June	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20	1,503.35	--
July	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66	1,455.27	--
August	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82	1,473.99	--
September	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85	1,526.75	--
October	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94	1,549.38	--
November	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63	1,481.14	--
December	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30	1,468.36	--

The following graph illustrates the historical performance of the SPX based on the closing level on the last Index Business Day of each month from January 1999 to January 2008.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is:

• an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

• a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

• an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a nonresident alien individual,

• a foreign corporation,

• an estate the income of which is not subject to U.S. federal income tax on a net income basis, or

• a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark to market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Prospective purchasers of Notes should consult their tax advisors as to the federal, state, local, and other tax consequences to them of the purchase, ownership and disposition of Notes.

Federal Income Tax Treatment of U.S. Holders

Treatment of Discount on the Notes

There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as “short-term obligations,” and pursuant to the terms of the Notes, you agree to treat the Notes as short-term obligations for U.S. federal income tax purposes.

Under certain Treasury regulations, a short-term obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.

U.S. individuals and other cash method U.S. Holders that do not elect to accrue the discount should include the payments on the Notes in income upon receipt. A cash method U.S. Holder that does not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Notes in an amount not exceeding the accrued interest until it is included in income.

Under the Code, accrual method holders and cash method holders that elect to accrue the discount currently are required to include discount on a short-term obligation in income as it accrues on a straight line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. However, the Code and Treasury regulations are unclear as to how the holder of a short-term obligation that provides for contingent interest, such as the Notes, should determine the amount of the discount. Under one approach, an accrual method U.S. Holder or a cash method U.S. Holder that elects to accrue the discount currently would be required to wait until the maturity of a Note to determine the amount of the discount, even if the term of the Note spans a taxable year. Under another approach, such a holder would apply rules analogous to the rules that apply to “contingent payment debt instruments” and would accrue discount at our comparable yield (i.e., the yield at which we would issue a fixed-rate noncontingent debt instrument with terms and conditions similar to those of the Notes). Under this approach, if the actual discount received is less than the accrued discount based on the comparable yield, then the U.S. Holder would first reduce the discount accrued for the year in which the Notes mature, and any remainder of the difference between the accrued discount and the actual discount received will be treated as an ordinary loss that is not subject to limitations on the deductibility of miscellaneous deductions.

Sale, Exchange, Retirement, or Other Disposition of the Notes

Accrual method and cash method U.S. Holders that elect to accrue the discount currently will recognize gain or loss on the sale, exchange or other disposition of the Notes, to the extent that the amount realized is more or less than its purchase price, increased by the discount previously accrued by the owner on the Notes. Any such gain or loss should generally be capital gain or loss. The deductibility of capital losses by U.S. Holders is subject to limitations. In the case of a cash method U.S. Holder that does not elect to accrue the discount in income currently, any gain realized upon the sale, retirement, or exchange of the Notes will be ordinary income to the extent of the discount that has accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and has not previously been included in income through the date of the sale, retirement, or exchange. If the Notes are treated as “contingent payment debt instruments,” any gain upon the sale, exchange, or other disposition of the Notes would be treated as ordinary income.

Possible Treatment of the Notes as Contingent Payment Debt Instruments

Because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Notes may not be treated as short-term obligations. In that event, the Notes could be treated as “contingent payment debt instruments” as described in the Prospectus Supplement under the heading, “Certain U.S. Federal Income Tax Considerations - U.S. Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes -Contingent Payment Debt Instruments.” Prospective investors should consult with their tax advisors regarding their consequences if the Notes are treated as contingent payment debt instruments.

Federal Income Tax Treatment of Non-U.S. Holders

Payments on the Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

• the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

• the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

• the Index or the stocks included in the Index are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code, and

• the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

We expect that the Index or the stocks included in the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v). If any of the above conditions are not satisfied, payments on the Notes will be subject to a withholding tax equal to 30% of any income with respect to a Note for which amounts were not previously withheld, unless an income tax treaty reduces or eliminates the tax or the income with respect to the Note is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to all income with respect to the Note at regular rates applicable to U.S. taxpayers, unless an income tax treaty reduces or eliminates the tax, and Non-U.S. Holders that are treated as corporations for federal income tax purposes may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

Federal Estate Tax Treatment of Non-U.S. Holders.

A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes if payments on the Notes to the Non-U.S. Holder would not have been subject to U.S. federal income or withholding tax at the time of death under the tests described above.

Information Reporting and Backup Withholding

Information reporting will apply to certain payments on a Note (including interest and discount) and proceeds of the sale of a Note held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

Backup withholding and nonresident alien withholding will not be required with respect to interest paid to Non- U.S. Holders, so long as we have received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, W-8ECI, W-8EXP or Form W-8IMY with all of the attachments required by the IRS. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless we receive one of the tax forms described above.

Backup withholding is not an additional tax and may be refunded (or credited against your U.S. federal income tax liability, if any). The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts on the Index and on stocks underlying the Index, futures contracts on the Index and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the level of the Index), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[●]
Total	$[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of [●]% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 13-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

		The Bear Stearns Companies Inc. $[●] Medium-Term Notes, Series B Linked to the Standard and Poor’s 500® Index Due February [●], 2009 PRICING SUPPLEMENT Bear, Stearns & Co. Inc. February [●], 2008

TABLE OF CONTENTS
Pricing Supplement
	Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-9
Description of the Notes	PS-15
Description of the Index	PS-23
Certain U.S. Federal Income Tax Considerations	PS-26
Certain ERISA Considerations	PS-30
Use of Proceeds and Hedging	PS-31
Supplemental Plan of Distribution	PS-31
Legal Matters	PS-32
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49